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                                                                   Exhibit 10.14



                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of the 13th day of August, 1997, by and between Xionics, Inc., a Delaware corporation ("Xionics"), Xionics Document Technologies, Inc., a Delaware corporation ("XDT"), those parties listed in Exhibit A hereto ("Sellers"), and Seaport Imaging, a California corporation ("Company").

     WHEREAS, Sellers are the owners of 1,045,000 shares of common stock (collectively the "Shares") of Seaport Imaging (the "Company"), which Shares, as of the Closing Date, shall constitute one hundred percent of the issued and outstanding capital stock of the Company; and

     WHEREAS, Xionics desires to purchase the Shares from the Sellers, and Sellers desire to sell the Shares to Xionics, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the parties desire to allow Xionics to assume effective operating control of the Company as of the date of this Agreement; and

     WHEREAS, Xionics is a wholly-owned subsidiary of XDT.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, together with the covenants hereinafter contained, Sellers and Xionics hereby agree as follows:

I - DEFINITIONS

1.1 As used in this Agreement, the following terms shall have the meaning assigned to them in this Article I:

1.1 "ASSOCIATED PERSON" shall have the meaning specified in Section 5.3(b) hereof.


1.2 "BALANCE SHEET" shall have the meaning used in generally accepted accounting principles.

1.3  "BROKER" shall mean The Omni Group, 15318 Elm Park, Monte Sereno, CA 95030.

1.4 "CLOSING" shall mean the consummation of the transactions contemplated hereby.

1.5  "CLOSING DATE" shall have that meaning set forth in Section 4.1.

1.5 "FUNDAMENTAL DOCUMENTS" shall mean, collectively: (I) this Agreement; (ii) the Note defined in Section 1.8 below; and (iii) the Employment Agreements described in Section 8.1(k)(ii) below.

1.6 "INDEBTEDNESS FOR BORROWED MONEY" as used in this Agreement shall mean, in relation to any person, any indebtedness of such person (I) in respect of any money borrowed by such person, (II) under or in respect of any guarantee by such person of any indebtedness for money borrowed by any other person, or (III) evidenced by any loan agreement, credit agreement, promissory note, debenture, bond, guarantee or other similar written obligation of such person to pay money.



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1.7  "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the assets, business, condition (financial or otherwise) or prospects of the Company, taken as a whole, or any circumstances which would prevent Sellers from consummating the transactions described in this Agreement.

1.8 "NOTE" shall mean one or more promissory notes for payment of a specified portion of the Purchase Price (as hereinafter defined), in substance and form attached hereto as Exhibit C, and guaranteed by XDT.

1.9 "PERSON" or "PERSON" shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

1.10 "PRINCIPAL SELLERS" shall mean Larry Krummel, Gaymond Schultz and Bill
Zech.

1.11 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and all rules and regulations of the Securities and Exchange Commission promulgated thereunder.

1.12 "SELLER REPRESENTATIVE" shall mean Larry Krummel, on behalf of all Sellers.

1.13 "Outside Closing Date" shall have the meaning set forth in Section 8.2 of this Agreement.

II - AUTHORIZATION OF CAPITAL STOCK

The Sellers represent and warrants to Xionics and XDT as follows:

2.1. CAPITALIZATION OF COMPANY.

(a). The authorized capital stock of the Company will, on and as of the Closing Date (as defined in Article IV hereof), consist of: 10,000,000 shares of Common Stock, $0.00 (zero) par value per share. A description of the common stock and of the voting powers, rights and privileges thereof is as set forth in the By-laws and Articles of Incorporation, as amended, of the Company and the California Corporations Code, as applicable.

(b). On and as of the Closing Date (and prior to giving effect to the transactions contemplated by this Agreement), 1,045,000 shares of Common Stock will be validly issued and outstanding, and will be fully-paid and non-assessable. No other shares of Common Stock will be issued or outstanding as of the Closing Date.

2.2. NO ISSUANCE OF ADDITIONAL STOCK. The Company will not, prior to the Closing Date, authorize the issuance of, or issue, any shares of Common or any other Stock.

2.3 As of the Closing Date, Sellers will be the only owners of the outstanding Shares, and such Shares owned by Sellers will be one hundred percent of the outstanding stock of the Company.

III - PURCHASE AND SALE OF STOCK AT CLOSING

3.1. Subject to all of the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties and agreements set forth herein, Sellers hereby agree to sell, and Xionics hereby agrees to purchase, on the Closing Date, all of the Shares.

3.2 Subject to those adjustments described in this Agreement, including without limitation Section 3.4 below, the purchase price for the sale and transfer of the Shares as described in 3.1 above shall be the



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total amount of U.S. $2,250,000 (hereinafter the "Purchase Price"), which
Purchase Price shall be paid in the manner more particularly described in 3.3 below.

3.3 On the Closing Date, Xionics shall, subject to those adjustments described in 3.4 below, and subject to all of the terms and conditions set forth in this Agreement, deliver to the Sellers in amounts equal to their respective ownership percentage the Purchase Price (after deduction of Broker fees and certain closing costs borne by the Sellers and paid by Xionics in accordance with the written instructions of the Seller Representative) by means of cash payments and Notes as follows:

(a)  Cash payment of $1,100,000 on Closing Date (see note * below)
(b) Note for $575,000 due and payable on first anniversary of the Closing Date (the "First Note") (see note * below)
(c) Note for $575,000 due and payable on second anniversary of the Closing Date (the "Second Note") (see note * below)

* The cash payment, First Note and Second Note to be delivered to Sellers shall be reduced by such closing costs of Sellers (e.g. Broker fees, legal and accounting fees) as Seller Representative may instruct Xionics in writing at Closing (in which case Xionics shall make such closing cost payments as so instructed).

3.4  The Purchase Price will be adjusted as follows:

(a) In the event any of the items listed on the Closing Balance Sheet (as hereinafter defined) are found, at a later date, to be incorrect, overstatements of any items will be credited to the portion of the Purchase Price to be payable on the First Note, and understatements of any items will be deducted from the portion of the Purchase Price to be payable on the First Note. The following describes a number of specific examples of adjustments to the Purchase Price which may occur. To the extent there is a contradiction between the foregoing description of adjustments, and the following description of adjustments, the following description of adjustment shall control.

(i) TOTAL STOCKHOLDERS EQUITY. The Balance Sheet as of the end of the day on August 31, 1997 (the "Closing Balance Sheet") will reflect a total of $509,000. Accordingly, in the event the total stockholders' equity reflected in the Closing Balance Sheet is less than $509,000.00, the Purchase Price shall be reduced by the amount by which $509,000.00 exceeds the total stockholders' equity reflected on the Closing Balance Sheet. One-half of such reduction in Purchase Price shall be reflected by a reduction in the cash payment due to Sellers on the Closing Date; the remaining one-half of such adjustment shall be reflected by a reduction in the principal balance owing under the First Note. In the event the Closing Balance Sheet reflects total stockholders' equity of more than $509,000, the Purchase Price will be increased by the amount by which total stockholders' equity exceeds $509,000. One half of such increase in the Purchase Price shall be reflected by an increase in the cash payment due to Sellers on the Closing Date; the remaining one-half of such adjustment shall be reflected by an increase in the principal balance owing under the First Note.

(ii) MONTHLY EXPENSES. It is agreed that the monthly statement of operating expenses for the Company for the month immediately prior to the Closing Date (the "Closing Date Statement") should be $105,000. The Closing Date Statement shall reflect monthly personnel salary costs of $78,500 or less based upon the employees noted as "retained" on Exhibit D hereto (plus any other employees employed by Company)being employed by the Company on the Closing Date. If the Closing Date Statement indicates monthly expenses in excess of the $105,000 target because the $78,500 salary expense described above is exceeded, and if after the Closing Date the Company or Xionics reduces personnel in order to reach the $78,500 salary expense goal, then the expenses (including severance pay) incurred by


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Company or Xionics, using their reasonable business judgment, in reducing the salary expense to $78,500 per month will be deducted from the portion of the Purchase Price paid in the First Note.

(iii) ACCOUNTS RECEIVABLE. In the event the accounts receivable reflected on the Closing Balance Sheet (net of reserves) are not collected by Xionics within 120 days after the Closing Date, the Purchase Price will be reduced by the amount of such accounts receivable which remain uncollected as of such date. Xionics shall only be required to use normal good faith business efforts to collect such amounts (which normal good faith business efforts may include, if Xionics deems it appropriate under the circumstances in its reasonable business judgment, withholding shipments or services to delinquent customers). The uncollected accounts receivable shall, upon the request of the Seller Representative, be assigned by Xionics to the Seller Representative (or any Seller designated by the Seller Representative) for the benefit of the Sellers personally (in which event such Sellers shall indemnify Xionics against any claims by the remaining Sellers, if any, in respect of such accounts receivable). The Purchase Price will be reduced in the foregoing situation by a corresponding reduction in the principal amount of the First Note. In the event any such accounts receivable are collected by Xionics after 120 days after the Closing Date, the amount collected will be added back to the First Note.

(iv) INVENTORY. In the event any discrepancies in the inventory reflected on the Closing Balance Sheet are noted in relation to the physical inventory count conducted at Closing due to nonexistent material, the Purchase Price shall be reduced by the amount attributable to such discrepancy as determined by Xionics in its reasonable business judgment. The Purchase Price will be reduced in the foregoing situation by a corresponding reduction in the cash payment due on the Closing Date or the principal amount of the First Note, as the case may be based upon the date the discrepancy is determined. Inventory, as used in the preceding sentences and as recorded on the Closing Balance Sheet shall only include that actual physical inventory located on Company's San Jose, CA premises or their third party manufacturer's premises and in new, resaleable, condition and not determined on the Closing Date to be obsolete or excess quantity on the Closing Date. The inventory at the manufacturing facility includes raw materials, work-in-progress, finished goods and manufacturing re-work. The field inventory (i.e., that inventory that is not located on Company's San Jose, CA premises or their third party manufacturer's premises) will be identified as to quantity, cost and then known location at the Closing Date. This field inventory will not be counted toward the inventory balance on the Closing Balance Sheet. The cost of the field inventory on the Closing Date, plus the sum of $10,000, shall hereinafter be referred to as the "Field Inventory Cost". For a period of six months after the Closing Date, (i) one hundred percent (100%) of the revenue received from sales of field inventory (up to the Field Inventory Cost) will be credited towards a positive Purchase Price adjustment, and (ii) fifty percent (50%) of the revenue received from sales of field inventory in excess of the Field Inventory Cost will be credited towards a positive Purchase Price adjustment. This Purchase Price credit is to be added to the principal balance owing under the First Note. From and after the six month anniversary of Closing Date, all revenue generated from sales of field inventory will be retained by Xionics, and no Purchase Price adjustment will be made on account of such sales.

(v) ACCOUNTS PAYABLE. On the Closing Date, Sellers will present to Xionics a list of all accounts payable, which list shall be in the same amount as reflected in the liabilities section of the Closing Balance Sheet. Xionics will pay such amounts as they come due in the normal course of business. In the event any other accounts payable are due which required accrual on the Closing Balance Sheet under generally accepted accounting principles but which are not listed on such list of accounts, Xionics will pay such amounts and will have the right to make a corresponding reduction in the amount of the Purchase Price covered by the First Note.

(vi) VACATION. Sellers will cause the Company to make the appropriate accruals on the Closing Balance Sheet for actual vacation time earned by employees of the Company through and including the



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Closing Date, however no such accruals shall exceed ten (10) days of vacation for any one employee. In recognition of the fact that some employees may be due more than ten (10) days of vacation time, the Sellers will cause the Company to pay to applicable employees an equitable amount in lieu of taking vacation time for the difference between the ten (10) days accrued for on the Company's book and the actual amount of vacation time otherwise due to such employee. The First Note shall be increased by (i) the amount paid by Company to such employees for vacation time as described above and (ii) the amount required to increase the accruals on the Closing Balance Sheet for vacation time to the above specified amount.

b) All amounts calculated pursuant to this Section 3.4, including, without limitation, prepaid expenses (i.e. rent, payroll, etc.), shall be calculated using generally accepted accounting principles consistently applied.

(c) In the event of a dispute as to the amount of any adjustment to the Purchase Price, the parties will work in good faith to resolve such dispute. In the event the parties are unable to mutually agree upon the amount of any adjustment previously described in this Section 3.4 within ten (10) days after notification by Xionics to Sellers of the amount of any adjustment, Xionics and the Seller Representative shall, within ten (10) days of such prior period, either mutually agree upon the choice of an independent accounting firm or, if they are unable to mutually agree, each will select an independent accounting firm, and each such firm will be instructed by Xionics and the Seller Representative to select, within ten (10) days of their selection, a mutually agreeable independent accounting firm that is not currently performing work (or has not performed work with in the prior two years) for any party to this Agreement (the "Independent Accounting Firm"). Xionics and the Seller Representative shall, within five (5) days of selection of the Independent Accounting Firm, submit to the Independent Accounting Firm all applicable information related to the adjustment at issue, and the Independent Accounting Firm shall, within ten (10) days of receipt of such information deliver to Xionics and the Seller Representative its determination of the appropriate amount of the adjustment to the Purchase Price, which determination shall be conclusive and binding upon the parties. The costs and fees of the Independent Accounting Firm shall be paid by the Sellers (or included in the amount deducted from Purchase Price if not paid within ten (10) days of receipt of Independent Accounting Firm's invoice) if the Independent Accounting Firm fully agrees with the position asserted by Xionics, and shall be paid by Xionics if the Independent Accounting Firm fully agrees with the position asserted by the Seller Representative, and shall be split evenly between Buyer and Sellers if the Independent Accountant does not fully agree with either Buyer or the Seller Representative.

IV - THE CLOSING

4.1. The Closing under this Agreement will take place at the offices of Seaport Imaging in San Jose, CA, at 10:00 a.m., local time, or such other place and time as the parties may agree, on or before September 4, 1997 or at such other place and time and on such other date as may be mutually agreed upon in writing by Xionics and the Sellers. The date of the Closing is herein called the "Closing Date". At the Closing, the Sellers will (among other things) deliver to Xionics stock certificates representing all of the Shares purchased by Xionics hereunder, appropriately endorsed or accompanied by separate stock powers, and Xionics will deliver to the Sellers the portion of the Purchase Price and the Notes due as of the Closing Date as described in Article III of this Agreement.

4.2 Notwithstanding the Closing Date described above, the parties acknowledge and agree that Xionics will assume effective control of the Company, including, without limitation, direction of the operations of the Company, effective as of the date of this Agreement, subject to the conditions set forth in Section 6.1(i).


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V - ADDITIONAL REPRESENTATIONS OF THE SELLERS

5.1 Each Seller severally represents and warrants to Xionics and XDT that the following representations and warranties are true and complete on and as of this date and the Closing Date:

(a) Seller is the legal and economic sole owner of the respective number of Shares set forth in Exhibit A, each of which is fully paid and non-assessable, duly and validly issued and free of any third party right, security, pledge, lien and other burden whatsoever.

(b) Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Xionics the number of Shares set forth in Exhibit A of this Agreement.

(c) NO MISLEADING STATEMENTS. Neither this Section 5.1 nor any representations and/or warranties set forth herein, taken as a whole, contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

5.2 The Company and Principal Sellers, jointly and severally, hereby represent and warrant to Xionics and XDT on and as of this date and on the Closing Date ( except for such representations and warranties that by their nature relate solely to an earlier or later date, as the case may be), that:

(a)  CORPORATE STATUS/AUTHORITY

     (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged.

     (ii) There are no other jurisdictions where the character of the property owned or leased by Company or the nature of its activities requires Company to be qualified as a foreign corporation.

     (iii) The execution and delivery by the Sellers of this Agreement, the performance by the Sellers or by the Company of all of the agreements and obligations of Sellers under this Agreement, and the implementation of all of the other transactions contemplated by this Agreement, have been duly and properly authorized by all necessary corporate action on the part of the Company and its shareholders and do not and will not (a) contravene any provision of the Company's Amended Articles of Incorporation or By-laws, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, trust deed, indenture, mortgage or other instrument to which the Company is a party or by which the Company is bound or affected, (c) violate any provision of any law or regulation or any order, ruling or interpretation thereunder or any judgment, decree or order of any court or governmental or regulatory authority, bureau, agency or official (all as in effect from time to time and applicable to the Company), (d) require any waivers, consents or approvals from any of the creditors or trustees for creditors of the Company, except for such as will have been obtained and will be in effect as of the Closing Date, or (e) require any consents or approvals from any shareholders of the Company, except such as will have been obtained and will be in effect as of the Closing Date.

     (iv) The Company has no subsidiaries and neither owns nor has any direct or indirect interest in or control of any corporation, partnership, joint venture or entity of any kind whether by ownership of shares of capital or otherwise.


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     (v)  The execution and delivery by the Company of this Agreement, the performance by the Company of all of its agreements and obligations hereunder, and the implementation of all of the other transactions contemplated by this Agreement do not and will not prevent the merger by Company into Xionics as of the Closing Date or any other future date.

     (vi) The Company is not in violation of or in default under any provision of its Articles of Incorporation, as amended, or By-laws.

(b)  VALIDITY OF SHARES

     (i) The Shares sold and delivered to Xionics by the Sellers pursuant to this Agreement have been duly and validly issued and are fully paid and nonassessable. No repayments of capital have been made.

     (ii) Upon the purchase by Xionics of the Shares, and the delivery by the Sellers to Xionics of the stock certificates representing such Shares, all in accordance with the terms of this Agreement, lawful, valid and marketable title to each such Share shall be conveyed to and vested in Xionics, free and clear of all voting agreements, shareholder agreements, restrictions, liens and other encumbrances, except the agreements, restrictions and other encumbrances imposed by the Articles of Incorporation and/or this Agreement.

     (iii) As of the Closing Date there will be no outstanding securities exchangeable for or convertible into or carrying any rights to acquire from the Company any shares of any class in the capital of the Company, and as of the Closing Date there will be no outstanding options, warrants or other similar rights to acquire from the Company any shares of any class in the capital stock of the Company.

     (iv) No shareholder of the Company or any other person has any preemptive or other similar rights under the Articles of Incorporation, as amended, or By-laws of the Company or under any applicable law to acquire from the Company any shares of any class in the capital of the Company.

     (v) Neither Sellers nor any other person has any rights of first refusal to purchase or acquire from the Company any shares of any class in the capital of the Company or any other securities of the Company, except for those rights set forth in Exhibit A to this Agreement.

     (vi) No shares of any class in the capital of the Company are subject to any voting agreements, voting trusts, trust deeds, irrevocable proxies, shareholder agreements or any other similar agreements or instruments.

     (vii) Set forth in Exhibit A are (a) the name of each person who owns or holds of record, on and as of the Closing Date, any Shares, (b) the number of Shares owned by such person on the Closing Date, and (c) each person who as of the Closing Date will hold employee stock options entitling such person to acquire any number of Shares (without giving effect to vesting provisions). As of the Closing Date there will be no other rights in any other person to acquire Shares, whether by options, warrants or other rights to acquire any Shares.

(c)  MATERIAL AGREEMENTS

     (i) The Sellers have provided and will continue, until the Closing Date, to provide, Xionics with a full opportunity to inspect and evaluate every currently effective contract in the Company's possession, which shall include the following contracts to which the Company is a party, whether written or oral (collectively, the "Contracts"), which will continue after the Closing Date:


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     (1)  a list of the customers of the Company (which list of Customers shall be deemed to be Confidential Information of the Company as that term is defined in that certain Non-Disclosure Agreement between XDT and Company dated June 2,
1997);

     (2) all software development agreements, software license agreements (other than license agreements from shrink-wrapped software purchased from a retail source) and hardware and software service maintenance agreements;

     (3)  all loan agreements, mortgages and guaranties;

     (4) all pledges, conditional sale or title retention agreements, security agreements;

     (5) all contracts which either involve payments or receipts by the Company of more than U.S. $5,000.00 in the case of any single contract under which full performance (including payment) has not been rendered;

     (6) all free lance, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, group life, health and accident insurance, severance agreements and plans, stock option plans, and other employee benefit plans;

     (7) all agency, distributor, sales representative, franchise, partner or similar agreements;

     (8)  all contracts between the Company and any of the Sellers;

     (9) all lease and leasing contracts for property, and all lease and leasing contracts for any other matter with a value of more than $3,000 per year;

     (10) all lease contracts of real property;

     (11) all insurance contracts/policies;

     (12) all collective bargaining agreements; and

     (13) any other material contracts and any contract under which the consequences of a default or termination could have a Material Adverse Effect.

     (ii) Except as set forth below or in Exhibit E,

     (1)  each such Contract is a valid and binding obligation of the Company;

     (2) the Company has fulfilled all obligations required pursuant to the Contracts on its part prior to the date hereof, and the Sellers have no reason to believe that the Company would not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof in the absence of the purchase of the Shares by Xionics;

     (3) Neither the Company nor any other party is in breach or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default;

     (4)  No breach or default by any other party to any Contract exists;


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     (5)  No Contract is likely to result in a material financial loss to the
Company;

     (6) None of the Contracts, other than those identified as such in Exhibit E, contain a provision requiring the consent of any other party thereto, or giving rise to a right to terminate the Contract, in the event of a change of control of the Company or directly results in any termination or other right on the part of the other party to the Contract.

     (7) true, correct and complete copies of all Contracts of the Company have previously been or will be prior to the Closing Date delivered to Xionics by the Sellers; Seller shall have the right, with Xionics approval, to submit a list of non-customer contracts for matters within the normal course of business (i.e. copier lease, water cooler lease, etc.) in lieu of copies of the actual contracts for such matters (provided that Sellers shall provide copies of any particular contracts at Xionics request).

     (8) Notwithstanding V(b)(ii)(6) above, Sellers shall have, as of the Closing Date, obtained the written approval and have provided Xionics with a true, correct and complete copy, of the approval of the sale of the Shares of the Company to Xionics of the following contracts:

          - Standard office lease between Company and B&B VI dated March 7, 1991, as amended;
          - Marketing and License Agreement between Company and Optimis Systems, Inc. dated 6/17/97;
          - Seaport Imaging Software License Card between Company and Optimis Systems, Inc.; - Manufacturing License Agreement between Company and Picture Elements, Inc. dated 1/5/96;
          -    Eretek manufacturing agreement

(d)  PERSONNEL

     (i) The Company does not employ any employees, consultants or contractors except those listed in Exhibit D attached hereto. Except as listed in Exhibit D, Company is not a party to any written employment contract with respect to any such employees. All employees listed on Exhibit D as a Retained Employee shall be employed by the Company as of the Closing Date.

     (ii) Other than as noted in Exhibit M hereto, Company has no pension, profit sharing, welfare, severance, benefit or other plan or agreement (collectively, "Benefit Plans") subject to or governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") covering Company's employees or any similar laws or regulations. Each of Company's Benefit Plans has been administered and will through the Closing Date be administered in compliance with its terms in all material respects and is and will be in compliance in all material respects with the applicable provisions of ERISA, including, but not limited to , the funding and prohibited transactions provisions thereof) and all other applicable laws. Sellers shall provide to Xionics prior to the Closing a copy of the most recent IRS determination letter, if any, and the most recent annual report on Form 5500, if any.

(e)  PENSION LIABILITIES

     Other than may be described in the Simple IRA account Company has with Charles Schwab & Co., Inc. (Account No 7982-6965), there are no pension liabilities of the Company.


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(f)  INTELLECTUAL PROPERTY

     (i) Exhibit F attached hereto sets forth a true, correct and complete list of all patents, trademarks, material trade secrets and copyrights that are owned by the Company.

     (ii)  Except as otherwise disclosed in Exhibit H:

     (1) Company owns exclusively or has the exclusive right to use, free and clear of all liens, charges, claims and restrictions, all patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses and rights necessary to its business as now conducted ("Intellectual Property Rights"), and Company is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. The Company has the right to use all patents, trademarks, material trade secrets and copyrights that are owned by third parties and used in the present conduct of Company's business due to valid license agreements with such third parties.

     (2) The Company has not received notice of a pleading or threatening claim including, without limitation, a letter before action, based on patent, trademark, trade name, copyright, trade secret or other intellectual property right; and the Sellers have no reason to believe, and are not aware of any allegation whatsoever, that the Company, or any product or technology developed by the Company or any of its employees, consultants, agents or representatives infringes any intellectual property right of any third party.

     (iii) Neither the execution nor delivery of this Agreement, nor the carrying on of Company's business by the employees of Company will, to the best of Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or a violation of any fiduciary duty or any contract, covenant or instrument under which any of the Company's employees are now obligated. Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by Company.

(g)  ADMINISTRATIVE APPROVALS, LICENSES, GOVERNING LAW

     (i) The Company has obtained all Federal and state approvals and licenses which are required for the operation of its business as presently conducted.

     (ii) The business of the Company as presently conducted is in compliance with all applicable Federal and state laws. The Company has complied with all laws and regulations, all orders, rulings and interpretations thereunder, and all judgments, decrees and orders of courts and governmental or regulatory authorities, applicable to the Company, its business or operations, the violation or contravention of which could reasonably be expected to have a Material Adverse Effect. The Company has not received any notice from any governmental authority of any violation or noncompliance with Federal and/or state laws, and there are no outstanding notices of a violation or noncompliance which have not been cured.

     (iii) No approval, consent, order, notice, authorization or license by any governmental or regulatory authority, bureau, agency or official is required, under any provision of any applicable law:

     (1) for the execution and delivery by the Sellers of this Agreement, or for the performance by the Sellers or Company of any of its agreements or obligations hereunder or in connection herewith, including, without limitation, the sale of the Shares by Sellers to Xionics as described hereunder; or

     (2) to ensure the continuing legality, validity, binding effect, or enforceability of this Agreement;

(h)  LITIGATION

     (i) Except as set forth on Exhibit H, there is no pending or, to Seller's knowledge, threatened action, suit, proceeding, claim or investigation before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator by or against the Company, its officers or directors or in which the Company, its officers or directors is a participant.

     (ii) No resolution has been passed by the shareholders of the Company for the winding up, liquidation or dissolution of the Company. The Company has not made an assignment for the benefit of creditors or become insolvent. Neither the Company nor the Sellers have filed a petition in voluntary liquidation or bankruptcy or filed a petition or answer or consent seeking its reorganization or the readjustment of any of its indebtedness under applicable insolvency or bankruptcy laws.

(i)  TAXES

     (i) With the exception of 1996 Federal and state taxes, the Company has filed all Federal, state and local tax returns and other returns to be filed according to applicable law when due, and all such returns are complete and correct in all respects.

     (ii) With the exception of 1996 Federal and state taxes (against which Company has made estimated payments), the Company has paid all taxes and duties when due, including, without limitation, estimated payments for 1997 Federal and state taxes.

     (iii) The Company has withheld and passed on to the relevant tax authorities and social security parties all taxes and social security charges which it is required to deduct from any payments to employees or others.

     (iv) All necessary and usual amounts in connection with the preparation, filing and payment of 1996 Federal and state taxes will have been accrued for on the Closing Balance Sheet, including without limitation any and all late fees/penalties, interest and the like. Sellers represent that as of the date of this Agreement, Company's accountants are in the process of preparing the 1996 Federal and tax filings, and they will continue to process the same in the normal course of business with the understanding that the same will be filed in a timely manner to avoid late fees/penalties, interest and the like.

     (v) No assessment that has not been settled or otherwise resolved has been made with respect to taxes not shown on the previously filed tax returns of the Company. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against Company. To the knowledge of the Company and the Principal Sellers, no tax return of the Company is now under examination by any applicable taxing authority, The Company has not consented to any extension for the period for assessment or collection with respect to any tax. There are no liens for taxes (other than current taxes not yet due and payable) on any of the assets of the Company. No claim has ever been made by a taxing authority in a jurisdiction where Company does not pay taxes or file tax returns that the Company may be subject to taxes assessed by that jurisdiction.

     (vi) Adequate accruals have been made on the June 30, 1997 Balance Sheet, and will be made on the Closing Balance Sheet, for all taxes of Company in respect of all periods through the respective dates thereof. To the extent that after preparation and filing by or on behalf of Xionics of any tax returns for the period ending on the end of the day prior to the date of this Agreement Xionics has incurred any costs or expenses which were not accrued for as aforesaid, Xionics shall have the right to reduce the First Note by the amount of such costs or expenses, all pursuant to the provisions of Section 3.4(c) of this Agreement. To the extent that the tax return for the period ending on the end of the day prior to the date of this Agreement provides a refund or requires a payment in excess of the amounts accrued on the Closing Balance Sheet, an appropriate adjustment shall be made to the First Note.

     (vii) For purposes of this Agreement, , "tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax, levy, of any kind whatsoever, including any interest, penalties or additional to the tax in respect of the foregoing; and "tax return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination , assessment or collection of any tax or the administration of any laws, regulations or administrative requirements relating to any tax.

(j)  CUSTOMER DISPUTES

     There are no pending disputes between the Company and any of the customers, and the Sellers are not aware of any significant dissatisfaction on the part of any of the customers of the Company.

(k)  FINANCIAL STATEMENTS/ABSENCE OF UNDISCLOSED LIABILITIES

     (i) The Company has made available to Xionics copies of the balance sheets of the Company as of December 31 for the fiscal years 1994, 1995 and 1996, inclusive, and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994, 1995 and 1996, inclusive, prepared by the Company's independent accountants, together with all other customary and usual financial statements of Company; and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the period involved, except as otherwise set forth in the notes thereto. The financial statements of the Company are unaudited financial statements. The books and records of the Company have been and are being maintained in accordance with generally accepted accounting principles consistently applied and applicable legal and regulatory requirements.

     (ii) The Balance Sheet of the Company as June 30, 1997 (the "June 30, 1997 Balance Sheet") is attached hereto as Exhibit B.

     (iii) Except as reflected in the June 30, 1997 Balance Sheet, or incurred in the ordinary course of business after the date of such Balance Sheet, the Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), including, without limitation, tax liabilities, whether already due or due in the future, provided they relate to the period before the date of Closing, which would be required to be reflected on or reserved against in the June 30, 1997 Balance Sheet or the Closing Balance Sheet, as the case may be, in order to cause the June 30, 1997 Balance Sheet or the Closing Balance Sheet, as the case may be, to fairly represent the financial condition of the Company as of June 30, 1997 or the Closing Date, as the case may be, and which were not fully reflected on or reserved against in the June 30, 1997 Balance Sheet or the Closing Balance Sheet, as the case may be.

     (iv) The Company does not have any Indebtedness for Borrowed Money which is not reflected in the June 30, 1997 Balance Sheet or the Closing Balance Sheet, as the case may be.

     (v) The prepayment reflected on the June 30, 1997 Balance Sheet is for the prepayment of various expenses in the normal course of business (i.e. rent, insurance, etc.). The Closing Balance Sheet will reflect similar prepaid expenses, and in addition will reflect a prepaid royalty relating to the IP-10 family of products in the amount of approximately $20,000. This royalty prepayment to be reflected on the Closing Balance Sheet, is the only prepayment of royalties or other like amounts under any agreements between Company and any of its suppliers.

(l) WARRANTY AND PRODUCT LIABILITY CLAIMS. Each software program, hardware board, and other product manufactured, sold, leased, licensed or delivered by the Company is in material conformity with all applicable contractual commitments and all express and implied warranties applicable thereto.

(m)  TITLE TO PROPERTIES.

     (i) The Company has good, valid and marketable title in and to all of its properties and assets reflected on the June 30, 1997 Balance Sheet, except to the extent the same has been sold or otherwise disposed of in the normal course of business prior to the date of this Agreement; provided, however, that no capitalized equipment has been or will be sold or otherwise disposed of, whether in the normal course of business or otherwise, from and after the period reflected on the June 30, 1997 Balance Sheet through the Closing Date (except that company has disposed of 2 laptop computers (1 loss, 1 part of severance package to ex-employee). All properties and assets of the Company (real or personal, tangible or intangible) are free and clear of all defects of title and also free and clear of all mortgages, liens, pledges, charges, security interests and other encumbrances of any kind whatsoever, except (1) liens for current taxes not yet due and payable, and (2) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the Company subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of the Company taken as a whole.

     (ii) The Company does not own any real property.

(n) INSURANCE. The Company maintains property and liability insurance with reputable insurance companies insuring all of the Company's material assets against such risks and in such amounts as are appropriate and reasonable considering the properties, business and operations of the Company and will maintain the same through the Closing Date. The Company is in compliance with the requirements of the insurance policies maintained by the Company as aforesaid.

(o)  INTERIM BUSINESS DEVELOPMENTS

     (i) Except as set forth on Exhibit J, since June 30, 1997, the Company has not entered into any contract or commitment or taken any other action that is not in the ordinary course of business as conducted in prior periods; and

     (ii) Since June 30, 1997, there has been no damage, accident or other detrimental event materially affecting the business of the Company.

(p)  PRIVATE OFFERING.

     (i) Neither the Company, Sellers, nor anyone acting on its behalf has offered any Shares or any substantially similar securities of the Company for sale to, or solicited offers to buy any securities of the Company from, or otherwise approached or negotiated with respect thereto with any prospective purchasers other than Xionics.

     (ii) Based on and assuming the accuracy of Xionics' representation in 6.1(c) below, the offer and sale of Shares to Xionics contemplated by this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act. Based on and assuming the accuracy of Xionics' representation in 6.1(c) below, the sale by the Sellers of the Shares contemplated by this Agreement are exempt from registration or qualification under the registration or qualification requirements of California law.

(q) ACCURACY AS OF CLOSING DATE. All warranties and representations of Principal Sellers in this Agreement will, on the Closing Date, be true and complete on and as of the Closing Date.

(p) NO MISLEADING STATEMENTS. Neither this Agreement (including the Exhibits hereto), any representations and/or warranties set forth herein, nor any of the other documents delivered at the Closing to Xionics by Sellers pursuant to this Agreement (including the Exhibits hereto), taken as a whole, contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

5.3 The Company and Sellers, jointly and severally, hereby represent and warrant to Xionics and XDT on and as of this date and on the Closing Date, except for such representations and warranties that relate to an earlier or later date, as the case may be, that:

(a)  BINDING EFFECT OF DOCUMENTS, ETC.

     (i) This Agreement has been duly executed and delivered by the Sellers and is in full force and effect. The agreements and obligations of the Sellers herein constitute legal, valid and binding obligations of the Sellers enforceable against the Sellers jointly and severally in accordance with their respective terms.

     (ii) The representations and warranties made by the Sellers in paragraph
(i) of this Section 5.3(a) are subject to the following qualifications:

     (1) the enforceability of any rights and remedies provided in this Agreement against any particular party hereto is subject to any applicable bankruptcy, reorganization, moratorium or other similar laws affecting generally the enforcement of rights against any party; and

     (2) the availability of equitable remedies for the enforcement of any provision of this Agreement may be subject to the discretion of the court before which any proceeding for the enforcement of any such provision may be brought.

(b)  TRANSACTIONS WITH ASSOCIATED PERSONS, ETC.

     (i) Except as otherwise described in Exhibit G, (1) none of the Sellers or the Company is a party to or bound by or otherwise committed in respect of any agreement, instrument or contract (whether written or oral) to which any Associated Person (as hereinafter defined) is or is to become a party or under which any Associated Person has or is to acquire any rights, interests or benefits, (2) the Company is not a party to or a participant in or otherwise committed in respect of any transaction or arrangement in which any Associated Person has or is to acquire any rights, interests or benefits, (3) the Company is not committed to make nor has any investments of any kind in any Associated Person, (4) no Associated Person has or is committed to make any investments of any kind in the Company , (5) there is no Indebtedness for Borrowed Money of the Company to any Associated Person, and (6) there is no Indebtedness for Borrowed Money of any Associated Person to the Company.

     (ii) As used herein, the term "ASSOCIATED PERSON" shall mean:
          (1) any person who owns or holds, of record and/or beneficially, any shares of any class in the capital of the Company;
          (2)  any person who is a director or an officer of the Company;
          (3) any person who is an ancestor, a lineal descendant, a brother or sister, a spouse, a father-in-law, or a mother-in-law of a person who is an Associated Person; and
          (4) any person which (directly or indirectly) controls or is controlled by or is under common control with any Associated Person.

     As used herein, the term "ASSOCIATED PERSON" shall not include Xionics or XDT.

     (iii) Sellers warrant and represent that the Note to Larry Krummel from the Company reflected on Exhibit G will be paid in full by the Company prior to the Closing Date.

(c) NO MISLEADING STATEMENTS. Neither this Section 5.3 nor any representations and/or warranties set forth herein, taken as a whole, contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

(d) BROKER. No broker or finder other than Broker has acted for Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker or finder other than Broker is entitled to any brokerage or finder's fee or other commission. Sellers will jointly and severally indemnify and hold Xionics harmless from any such payment alleged to be due by or through the Sellers to any broker or finder other than Broker as a result of the action of Sellers or its officers and agents. Sellers agree that the amounts due and payable by the Company to Broker will be paid by the Sellers out of the Purchase Price proceeds.

(e) ACCURACY AS OF CLOSING DATE. All warranties and representations of Sellers in this Agreement will, on the Closing Date, be true and complete on and as of the Closing Date.

VI - REPRESENTATIONS OF XIONICS

6.1 Xionics and XDT jointly and severally represent and warrant to the Sellers that:

(a) DUE ORGANIZATION, ETC. Xionics and XDT are corporations duly organized, legally existing and in good standing under the laws of the State of Delaware. Xionics and XDT have all requisite power and authority to enter into this Agreement, and to perform, observe and comply with all of their agreements and obligations hereunder.

(b) BINDING EFFECT OF DOCUMENTS. This Agreement has been duly authorized, executed and delivered by Xionics and XDT, and constitutes the valid and legally binding agreement of Xionics and XDT, enforceable in accordance with its terms, except as such validity, binding effect or enforceability may be affected by (i) applicable bankruptcy, reorganization, moratorium or other similar laws affecting generally the enforcement of rights, or (ii) the availability of equitable remedies.

(c) INVESTMENT REPRESENTATIONS. Xionics acknowledges that the Shares to be delivered hereunder have not been registered. The Shares to be delivered hereunder are being acquired for Xionics' own account, for investment only, without a view to distribution, as that phrase has meaning under the Securities Act, of all or any part of the Shares. Xionics and XDT understand that the effect of such representation and warranty is that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available at the time of any proposed sale or other transfer thereof. Xionics and XDT agree to indemnify and hold harmless Sellers against all liabilities, costs and expenses including reasonable attorney's fees, incurred by Sellers as a result of any sale, transfer or other disposition by Xionics (or its successor) of all or any part of the Shares in violation of the Securities Act.

(d) NO CONFLICT. The execution, delivery and performance of this Agreement by Xionics and XDT do not and will not (i) violate or conflict with any material law, rule, regulation, order, judgment, injunction, decree determination or award applicable to Xionics or XDT, (ii) violate or conflict with the certificate of incorporation or by-laws of Xionics or XDT, or (iii) require any material pre-Closing consent, notice, authorization or approval under, result in any material breach of or constitute a material default (or event which with notice or lapse of time or both would become a material default) under, or result in the creation of any material lien or other encumbrance on any of the properties or assets of Xionics or XDT pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Xionics, XDT or any of their affiliates is a party or by which any of them, any of its or their respective properties is bound, or affected, which might have a material adverse effect on the consummation of the transactions contemplated by this Agreement,

(e) ABSENCE OF LITIGATION. There is no private or governmental suit, claim, action at law or in equity, proceeding, investigation or audit pending or to Xionics' and XDT's knowledge threatened, before any arbitrator, court or governmental or regulator authority, against Xionics or XDT that challenges or reasonably could be expected to prevent the consummation of the transactions contemplated hereby nor to Xionics' nor XDT's knowledge is there any basis for any of the foregoing.

(f) CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Xionics and XDT do not require any consent, approval, authorization or other action by, or filing with or notification to, any domestic or foreign governmental or regulatory authority or any other person, except where the failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not (i) prevent Xionics or XDT from performing any of its obligations under this Agreement, or (ii) otherwise prevent the consummation of the transactions contemplated herein by Xionics or XDT.

(g) ABSENCE OF UNTRUE OR MISLEADING STATEMENTS. No representation and/or warranty of Xionics or XDT as set forth herein or in any document to be delivered at the Closing contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein not misleading.

(h) BROKERS OR FINDERS. Xionics, XDT and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders fees or agents commissions or other like payment in connection with this Agreement and Xionics and XDT will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Xionics or XDT as a result of the action of Xionics, XDT or their officers and agents.

(i) INTERIM ACTION BY XIONICS. Xionics agrees that it will not, from the time it assumes effective operating control of the Company as of the date of this Agreement, until the Closing has occurred, direct or require the Company or any of its employees, directors or officers to take any action out of the ordinary course of business, and Company shall be entitled (without Xionics' consent) to continue to operate in a manner consistent with its prior ordinary course of business and to take such other actions as described in Section 7.1 below as may be reasonably necessary to comply with its obligations under this Agreement.

(j) ACCURACY AS OF THE CLOSING DATE. All representations an warranties of Xionics and XDT will, on the Closing Date, be true and complete on and as of the Closing Date.

VII - ADDITIONAL AGREEMENTS OF THE PARTIES

7.1 In connection with Sellers' obligations described elsewhere in this Agreement, the parties agree that Company shall, and Sellers shall cause Company to take any or all of the actions noted below as the Company and Sellers deem appropriate in order to comply with their respective obligations under this Agreement, notwithstanding the provisions to the contrary described in Section 5.2(o) of this Agreement; provided, however, that no other actions out of the ordinary course of business (including without limitation termination of contracts between Company and any third party) may be taken by Company or Sellers without the prior consent of Xionics in each instance; and further provided that neither Company nor Sellers is affirmatively obligated to take any of the actions noted below.

(a) terminate employees of the Company, other than those employees noted as "retained" on Exhibit D hereto (which termination shall include payment of all amounts due in connection with such termination of personnel, including, without limitation, all amounts due pursuant to the laws of California through the Closing Date for salaries, wages, bonuses, overtime, vacations, sick and personal days, pension contributions, severance benefits and all other applicable amounts due to such terminated personnel as a result of their employment by the Company or related thereto;

(b) repurchase issued and outstanding stock of the Company (which repurchase shall be at a price no lower than the current fair market value of the Shares); For purposes of this Section 7.1(b), fair market value shall mean a price no lower than the per share price reflected by the terms of this Agreement, as reduced by the estimated sale transaction costs (including Broker fees, attorneys costs and accounting costs) to be borne by the Sellers entering into this Agreement.

(c) make the appropriate applications and filings with the state which are required by the provisions of this Agreement (including payment of all filing fees and the like);

(d) conduct appropriate stockholder and/or Board of Directors meetings in order to obtain the necessary approvals contemplated by the provisions of this Agreement;

(e)  obtain approvals of those parties identified in Section 5.2(c)(ii)(8);

VIII - CONDITIONS OF CLOSING

8.1 The obligations of Xionics to purchase and pay for the Shares being purchased by Xionics at the Closing in accordance with the terms hereof shall be subject to the satisfaction in each such instance, prior thereto or concurrently therewith, unless otherwise indicated, of each of the following conditions precedent:

(a) DUE DILIGENCE INVESTIGATION. Completion by Xionics of a due diligence investigation satisfactory to it of Seaport's assets, liabilities and business;

(b) CERTIFIED COPIES OF CHARTER DOCUMENTS. Xionics shall have received from the Company a copy, certified by an authorized officer of the Company to be true and complete on and as of the Closing Date, of each of (1) the Articles of Incorporation and all amendments thereto in effect on the Closing Date, and (2) the By-laws of the Company, in effect on the Closing Date, and (3) any documents described in Section 5.2(a)(iii)(d) and (e). Each of such documents shall be reasonably satisfactory in form and substance to Xionics. Xionics acknowledges having received a copy of Company's representation of the current form of each such documents through and including August 31, 1990 (with respect to the By-laws) and March 13, 1991 (with respect to the Articles of Incorporation) and agrees that the form and substance of the same are satisfactory to Xionics.

(c) PROOF OF CORPORATE ACTION. Xionics shall have received copies, certified by an authorized officer of the Company to be true and complete on and as of the Closing Date, of the records of all corporate action taken by the Company`s Board of Directors to authorize this Agreement.

(d) REPRESENTATIONS AND WARRANTIES. Receipt by Xionics of a Certificate signed by each of the Sellers that each of the representations and warranties made by the Sellers to Xionics in this Agreement are true and correct in all material respects on and as of the Closing Date with the same full force and effect as if such representations and warranties had been made to Xionics by the Sellers on and as of the Closing Date. The Sellers shall have performed and complied, or shall have caused the Company to have performed and complied, in all material respects with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Company and Sellers on or prior to the Closing Date. No event shall have occurred on or prior to the Closing Date and be continuing on such date, and no condition shall exist on any such date, which constitutes a breach or default on the part of the Company and/or Sellers of any representation, warranty or other material term hereunder.

(e) PROCEEDINGS. All corporate and other proceedings to be taken by Sellers and the Company in connection with the arrangements and transactions contemplated hereunder shall be reasonably satisfactory in form and substance to Xionics, and Xionics shall have received all such originals or certified or other copies of all such documents, including records of corporate or other proceedings, as Xionics shall have reasonably requested.

(f) DELIVERY OF STOCK CERTIFICATES. Sellers shall have delivered on the Closing Date to Xionics duly issued stock certificates representing all of the Shares being purchased by Xionics hereunder on the Closing Date, appropriately endorsed or accompanied by separate stock powers.

(g) QUALIFICATIONS. All authorizations, approvals or permits (if any) of any governmental or regulatory authority or agency of the United States, the State of Delaware, the State of California, or any other State of the United States which are required in connection with the sale of the Shares pursuant to this Agreement shall have been duly obtained by Sellers and shall be effective on and as of the Closing Date.

(h) MEMBERSHIP ON BOARD OF DIRECTORS. All current members of the Board of Directors of the Company shall have resigned as of the Closing Date.

(i) OPINIONS. Receipt by Xionics of an opinion of Sellers counsel in the form set forth in Exhibit L to this Agreement. and receipt by Xionics of an opinion of Company's independent accounting firm customary in connection with the certification of the completeness and accuracy of Company's December 31, 1996 financial statements;

(j) CONTINUATION OF BUSINESS. Subject to Section 7.1 above, Seaport will have continued its operations in the ordinary course of business until the Closing;

(k) CERTIFICATES. Receipt by Xionics of both corporate and tax Certificates of Good Standing from the State of California.

(l)  OTHER AGREEMENTS.

     (i) There shall have been executed and delivered by the Retained employees of the Company such agreements, including, without limitation, employment agreements, non-compete agreements and confidentiality agreements, as Xionics shall require, and all of such agreements shall be in form and substance satisfactory to Xionics.

     (ii) Larry Krummel and William Zech shall have, as of the Closing Date, signed employment agreements with Xionics in form mutually agreeable to the parties thereto.

     (iii) Larry Krummel shall have assigned the patent and patent application described in Exhibit F hereto to XDT as of the Closing Date. Xionics will prepare the required paperwork in connection with such assignment and will pay the costs of preparing and filing the same.

(l) CONSENTS OF THIRD PARTIES. Xionics shall have received a copy of all consents required to be obtained as described in Section 5.2(c)(ii)(8) of this Agreement.

8.2 Unless the Closing shall have occurred on or before September 8, 1997 (the "outside closing date"), this Agreement shall be terminated and the unconsummated portions of the transactions herein contemplated shall be abandoned as of such date, and Xionics shall immediate relinquish control of the Company to Sellers; provided, however, that the aforesaid outside closing date may be extended by mutual written agreement of the parties. Xionics shall have the right to terminate this Agreement prior to the Closing Date in the event its due diligence investigation identifies any matters unsatisfactory to Xionics in its sole discretion and the parties are unable to reach a mutually agreeable resolution of such matter.

IX - CONDITIONS OF SELLERS' OBLIGATION TO SELL SHARES

9.1 The obligations of the Sellers to sell the Shares to Xionics on the Closing Date in accordance with the terms hereof shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES. Receipt by Sellers of a Certificate signed by an officer of Xionics and XDT that each of the representations and warranties made by Xionics and XDT to Sellers in this Agreement are true and correct in all material respects on and as of the Closing Date with the same full force and effect as if such representations and warranties had been made to Sellers by Xionics and XDT on and as of the Closing Date. Each of the representations and warranties made by Xionics and XDT to the Sellers in Article VI hereof shall be true and correct when made by Xionics and XDT and shall be true and correct on the Closing Date.

     (b) PAYMENT OF PURCHASE PRICE. Xionics shall have delivered to the Company, in full and complete payment for the Shares to be purchased by Xionics from the Company hereunder, the portion of the Purchase Price payable by Xionics as of the Closing Date as described in Article III and shall deliver the Notes described in Article III, all as described in Article III of this Agreement.

     (c) NO PROHIBITION BY LAW. There is no provision of any applicable law or regulation and no judgment, injunction, order or decree that prohibits the consummation of this Closing.

     (d) CORPORATE ACTION. Sellers shall have received copies, certified by an authorized officer of the Xionics and XDT to be true and complete on and as of the Closing Date, of the records of all corporate action taken by Xionics' Board of Directors to authorize this Agreement.

9.2 Both Sellers (collectively) and Xionics shall have the right to terminate this Agreement at any time prior to the Closing Date in the event that any matter arises that the terminating party in good faith and in its reasonable business judgment determines would have a Material Adverse Effect on the operation of the Company's business and the parties are unable to reach a mutually agreeable resolution of such matter.

X - SURVIVAL OF REPRESENTATIONS; DEFAULT; INDEMNIFICATION

10.1 intentionally left blank

10.2 DEFAULT. In the event of any breach or default by Sellers of any of the provisions of this Agreement prior to the Closing Date, after giving notice to Sellers of such breach or default, and if Sellers are not able to remedy the breach or default to the satisfaction of Xionics within 3 days of such notice (or such longer period of time as is mutually agreed upon between the parties in the event the matter giving rise to such breach or default is not capable of being cured within 3 days, provided that Sellers are diligently pursuing the cure of such breach), Xionics shall have the right, but not the obligation, to remedy the situation or condition giving rise to such breach or default, in which case the Purchase Price shall be reduced by the amount incurred by Xionics in curing such default (but only to the extent that Sellers are not already providing indemnification for that breach pursuant to Section 10.3 below).

10.3  INDEMNIFICATION BY SELLERS.

(a)  The Sellers agree to indemnify Xionics as follows:

     (i) The Principal Sellers shall jointly and severally indemnify and hold Xionics and XDT harmless from and against, and to pay to Xionics and XDT, on demand by Xionics or XDT from time to time, the full amount of any loss, claim, damage, liability, cost or expense (including reasonable attorneys' fees) resulting to Xionics, XDT and/or Company during the Indemnification Period from
(1) any false, incorrect or misleading representation or warranty of the Sellers or the Company contained in Article II or Section 5.2 of this Agreement, or in any agreement, instrument or document delivered by the Sellers or the Company to Xionics or XDT pursuant to any of the provisions of this Agreement; (2) any claim or litigation brought by parties other than XDT or Xionics (whether brought prior to or after the Closing Date) which is demonstratably related to
(i) the operation of the business of the Company prior to the Closing Date, or
(ii) any event, act or omission of the Company occurring prior to the Closing Date (including without limitation those actions taken pursuant to Section 7.1 of this Agreement); (3) product liability claims brought against the Company for goods sold prior to the Closing Date, or (4) the breach of any covenant or obligation of the Company or the Principal Sellers under this Agreement or (5) which arise in connection with the matter described in Exhibit H (other than economic damages - i.e. lost sales and the like).


     (ii) The Sellers shall severally indemnify and hold Xionics and XDT harmless from and against, and pay to Xionics or XDT, on demand by Xionics or XDT from time to time, the full amount of any loss, claim, damage, liability, cost or expense (including reasonable attorneys' fees) resulting to Xionics, XDT and/or Company from claims asserted during the Indemnification Period relating to any false, incorrect or misleading representation or warranty of that Seller contained in Section 5.1 of this Agreement, or in any agreement, instrument or document delivered by the Sellers to Xionics or XDT pursuant to any of the provisions of this Agreement.

     (iii) The Sellers shall jointly and severally indemnify and hold Xionics and XDT harmless from and against, and pay to Xionics or XDT, on demand by Xionics or XDT from time to time, the full amount of any loss, claim, damage, liability, cost or expense (including reasonable attorneys' fees) resulting to Xionics, XDT and/or Company from claims asserted during the Indemnification Period relating to any false, incorrect or misleading representation or warranty of that Seller contained in Section 5.3 of this Agreement.

     (iv)  The aggregate liability of any individual Seller under Sections 10.2,
Section 10.3 and 10.6 shall not exceed the total proportionate share of the Purchase Price actually received by that individual Seller (if the Purchase Price has been fully paid at the time of the indemnification) or to be received by that individual Seller (if the Purchase Price has not been fully paid at the time of the indemnification), after any applicable Purchase Price adjustments allocated to that Seller pursuant to Article III of this Agreement have been made, if any, on the date indemnification is due; provided, however, that Seller Larry Krummel's maximum liability shall be as previously set forth in this
Section 10.3(a)(iv), plus an additional $93,014.00.

(b) (i) Any claim for payment under these provisions (other than otherwise addressed in Section 10.6) by Xionics or XDT shall be delivered (along with a brief description of the facts upon which such claim is based and the amount of such claim) in writing to the Seller against whom the claim is made (or if the claim is made against all Principal Sellers or all Sellers, then notice need only be delivered to the Seller Representative). If the Seller to whom the notice was delivered shall, in good faith, notify Xionics or XDT in writing (within fifteen (15) days following receipt of the notice delivered by Xionics or XDT) of the Seller's agreement with or objection to the claim of indemnification, and if following any such objection and discussing the matter in good faith the parties are unable to agree on the validity of the claim for indemnification, the dispute shall be submitted for binding arbitration in San Jose, CA pursuant to the procedures and rules of the American Arbitration Association,. Such arbitration shall be conducted by one (1) arbitrator mutually acceptable to Xionics and those Sellers against whom the claim for indemnification has been brought. If the parties are unable to agree upon an arbitrator within ten (10) days, an arbitrator shall be appointed pursuant to the procedures of the American Arbitration Association. The parties hereto shall submit all pertinent documents to the arbitrator at the time the arbitrator is appointed. The arbitrator shall make its decision within ten (10) days of its appointment. The costs and expenses (including reasonable counsel fees) of any such arbitrator shall be borne by the parties against whom the award is rendered, or as may otherwise be determined by the arbitrator. To the extent that Xionics or XDT shall have prevailed in such arbitration, or in the event that the applicable Seller(s) did not deliver written notice of objection to the indemnity claim within the fifteen (15) day period specified in the second sentence of this Section 10.6(b)(i), Xionics shall have the right to reduce the Purchase Price by means of a reduction to the amount owing to the applicable Seller(s) under the First Note or the Second Note by the amount determined by the arbitrator to be owing to Xionics or XDT as a result of such indemnity claim, plus the costs of the arbitrator if Seller(s) do not pay the same within thirty (30) days of their receipt of an invoice for the same.

10.4 INDEMNIFICATION BY XIONICS AND XDT. Xionics and XDT shall jointly and severally indemnify, and hold Sellers harmless from and against any loss, claim, damage, liability, cost or expense (including reasonable attorneys' fees) resulting to Sellers from any claim asserted during the Indemnification Period relating to (i) any false, incorrect or misleading representation or warranty of Xionics or XDT contained in this Agreement, or in any agreement, instrument or document delivered by Xionics or XDT to Sellers pursuant to any provision of this Agreement, or (ii) any breach by Xionics or XDT of the terms of this Agreement.

10.5 ATTORNEYS FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, or to interpret this Agreement or any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, whether or not the action or proceeding goes to final judgment, in addition to any other relief which it or they may be entitled to. In the event Sellers, (or any individual Seller, as the case may be) fail to pay to Xionics any such amounts owing, Xionics shall have the right to reduce the Purchase Price payable to Sellers (or any individual Seller, as the case may be), by means of a reduction in the First Note or the Second Note, by the amount due to be paid to Xionics by Sellers.

10.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or legal proceeding (whether against the Company, Xionics, XDT, or against any other Person) with respect to which the Sellers may become obligated to hold harmless, indemnify, compensate or reimburse Xionics or XDT pursuant to Section 10.3, the procedure set forth below shall be followed.

(a) NOTICE. Xionics or XDT shall give immediate written notice of any claim or the commencement of any claim or legal proceeding against Xionics, XDT or the Company for which indemnity may be sought under Section 10.3 together with a description of the claim or such legal proceeding and the specific basis upon which such indemnity may be sought consistent with the provisions of this Agreement. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

(b) DEFENSE OF CLAIM. (i) The Seller Representative may elect (by written notice to Xionics within ten (10) days after receipt of written notice under
Section 10.6(a)) to assume the defense of or otherwise control the handling of any such claim or legal proceeding for which indemnity is sought, subject to the limitations provided herein. Any such election by the Seller Representative shall be deemed binding upon all Sellers, each of whom shall share in the cost of defending the claim, which defense shall be provided pursuant to the terms of
Section 10.3(a) above.

If the Seller Representative elects to assume the defense of any such claim or legal proceeding:

     (A) the Seller Representative shall proceed to defend such claim or legal proceeding in a diligent manner with counsel reasonably satisfactory to Xionics;

     (B) Xionics shall cooperate fully in all aspects of any defense and shall make available to the Seller Representative any documents and materials in the possession of Xionics and reasonable access to employees that may be necessary to the defense of such claim or legal proceeding;

     (C) The Seller Representative shall keep Xionics informed of all material developments and events relating to such claim or legal proceeding;

     (D) Xionics shall have the right to participate in the defense of such claim or legal proceeding at Xionics' expense; and

     (E) at their expense, the Seller Representative, together with the remaining Sellers, shall have the right to settle, adjust or compromise such claim or legal proceeding with the consent of Xionics; provided, however, that Xionics shall not unreasonably withhold such consent.

     (ii) If the Seller Representative does not elect to assume the defense of any such claim or legal proceeding, Xionics may proceed with the defense of such claim or legal proceeding on its own. If Xionics so proceeds with the defense of any such claim or legal proceeding on its own:

     (A) all third party expenses relating to the defense of such claim or legal proceeding (whether or not incurred by Xionics) shall be borne and paid exclusively by the Sellers; provided, however, that the Sellers shall not be liable for the costs of more than one counsel on behalf of Xionics collectively; in the event Sellers fail to pay such expenses within fifteen
     (15) days of receipt of an invoice therefore, Xionics shall have the right to deduct the costs incurred by Xionics from the unpaid portion of the Purchase Price covered by the First Note or the Second Note, as the case may be.

     (B) the Sellers shall make available to Xionics any documents and materials in the possession or control of the Sellers that may be necessary to the defense of such claim or legal proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the applicable Seller;

     (C) Xionics shall keep the Seller Representative informed of all material developments and events relating to such claim or legal proceeding; and

     (D) Xionics shall have the right to settle, adjust or compromise such claim or legal proceeding only with the consent of the Seller Representative, which such consent shall not be unreasonably withheld.

     (E) The provisions of Section 10.3(b) shall not apply to this Section 10.6(b)(ii).

(c) EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN XIONICS OR XDT. No person other than Xionics, XDT or any affiliate thereof or successor thereto or assignee thereof shall be permitted to assert any indemnification claim or exercise any other remedy under Section 10.3(a) of this Agreement unless Xionics (or XDT or any affiliate thereof or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.7 INDEMNIFICATION PERIOD/ SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Sellers contained in this Agreement, or any agreement, instrument or document delivered pursuant to any of the provisions of this Agreement, shall survive the execution and delivery of this Agreement, any examination or investigation conducted by or on behalf of Xionics, and the Closing hereunder for a period of two (2) years with respect to all matters not relating to calculation, payment or filing of taxes, and for a period of three
(3) years with respect to all matters relating to calculation, payment of filing of taxes. The Indemnification Period shall terminate (i) two (2) years after the Closing Date for all matters except matters related to the calculation, payment of filing of taxes, and (ii) three (3) years after the Closing Date for matters relating to the calculation, payment of filing of taxes; accordingly, all claims, demands or requests by Xionics for indemnification by Sellers as described in this Section X must be submitted to Sellers within seven (7) days after the expiration of the Indemnification Period.

10.8 The Sellers shall not be required to make any indemnification payment pursuant to Section 10.2 or 10.3, or on account of any other provision of this Agreement, for any inaccuracy in or breach of any of the representations and warranties set forth in Articles II or V hereof, or in any certificate delivered by Xionics in connection with this Agreement, until such time as the total amount of all indemnified damages that have been suffered or incurred by Xionics and XDT, collectively, or to which Xionics and XDT, collectively, have otherwise become subject, exceeds Fifty Thousand Dollars ($50,000) in the aggregate.

XI - NON-COMPETITION

11.1 COVENANT NOT TO SOLICIT. In consideration of the Purchase Price, the Sellers noted on Exhibit A as being subject to the provisions of this Section
11.1 hereby agree that until the later of (i) the third (3rd) anniversary of the Closing Date hereof or (ii) one year after such Seller's association with the Company, Xionics and/or XDT (whether by employment, consulting or otherwise) such Sellers will not, without the Xionics' written approval, directly or indirectly:

(a) recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company or Xionics to terminate his or her employment or consulting relationship with the Company or Xionics (except as otherwise provided in Section 7.1(a) of this Agreement); or

(b) solicit, divert or take away, or attempt to do so, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers or accounts, of the Company, Xionics, XDT or any affiliate of any of them.

In the event this Agreement is terminated, the aforesaid provisions of this
Section 11.1 shall be of no force and effect.

11.2 CESSATION OF USE OF NAME. As of the Closing Date, Sellers shall refrain from using the business name Seaport Imaging after Closing except as otherwise directed by Xionics in connection with any Seller's employment by Xionics.

11.3 NONCOMPETITION AGREEMENTS. The Company will, on the Closing Date, cause each Seller noted on Exhibit A as being subject to this Section 11.3 to execute and deliver to Company a noncompetition and confidentiality agreement in substantially the form set forth on Exhibit K.

11.4 CONFIDENTIALITY AGREEMENTS. The Company will, on the Closing Date, cause each of the employees, consultants and agents of the Company with access to confidential information or documents of the Company to execute and deliver to Xionics a confidentiality agreement in form and substance substantially similar to that which Xionics or XDT requires to be executed by all of its employees, consultants and agents with similar duties and responsibilities.

XII - MISCELLANEOUS

12.1.  NOTICES.

(a) All notices and other communications pursuant to this Agreement shall be in writing, either delivered in hand or sent by overnight delivery, first-class mail, postage prepaid, or sent by telex, telecopier, facsimile machine or telegraph, addressed as follows:

     (i) if to the Sellers, at the address of the Sellers set forth on Exhibit I hereof, or at such other address as shall have been furnished to Xionics in writing by the Sellers, with a copy to David A. Renas, Esq., Gray Cary Ware & Freidenrich, 4365 Executive Drive, Suite 1600, San Diego, CA 92121; or

     (ii) if to Xionics or XDT, at 70 Blanchard Road, Burlington, MA 01803, or at such other address as shall have been furnished to the Sellers by Xionics in writing, and marked Attn: General Manager - Imaging, with a copy to Attn:
General Counsel.

(b) Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (I) when delivered in hand to the party to which it was directed, (ii) if sent by telex, telecopier, facsimile machine or telegraph and properly addressed in accordance with the foregoing provisions of this 12.1, when transmitted, or (iii) if sent by first-class mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this 12.1, (A) when received by the addressee, or
(B) on the third business day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier.

12.2. GOVERNING LAW. This Agreement is intended to take effect as a sealed instrument and shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

12.3. AMENDMENTS AND WAIVERS. Except as otherwise expressly required by any other provisions of this Agreement, none of the terms or provisions contained in this Agreement, and none of the agreements, obligations or covenants of the Sellers or Xionics contained in this Agreement, may be amended, modified, supplemented, waived or terminated unless all parties hereto shall execute an instrument in writing agreeing or consenting to such amendment, modification, supplement, waiver or termination

12.4. INTEGRATION. Annexed to this Agreement are Exhibits A through M. Such Exhibits are an integral part of this Agreement and are hereby incorporated by reference.

12.5. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of Xionics in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event there are amounts due to Xionics at the time the Second Note would otherwise be due and payable due to the fact that the Second Note has been reduced as described in this Agreement to the extent that there are additional amounts to be reduced and no remaining balance against which to apply such amounts, then, subject to any other limitations described herein (i.e. limitations under the indemnification provisions of this agreement), Xionics shall have the right to bring an action for recovery of the amounts due to Xionics against the Sellers who would are responsible for the matter giving rise to the right of reduction against the amounts due under the Second Note. If any dispute under this Agreement is ongoing and the Second Note becomes due, Xionics shall have the right to withhold from payment under such Note an amount which Xionics in its reasonable business judgment using good faith believes may be the amount by which the Second Note will be reduced, and such amount withheld will be paid to a mutually acceptable escrow agent to be held in an interest bearing escrow account until the matter in dispute is resolved, at which time such amount, plus any earned interest, will either be returned to Xionics or paid to the Sellers, based upon the resolution of the dispute.

12.6. ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements concerning the subject matter hereof.

12.7. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12.8. BINDING EFFECT. All of the covenants and agreements of the Sellers contained in, and all of the rights granted by the Sellers pursuant to, this Agreement, shall inure to the benefit of Xionics and XDT. None of such covenants, agreements or rights shall be assignable or transferable by Sellers to any person.

12.9. COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each of the parties hereto.

12.10 EXPENSES. Each party will pay its own expenses and costs incidental to the completion of the acquisition contemplated by this Agreement, including legal and accounting fees, whether or not the acquisition is completed. In the event this Agreement is terminated or expires because the Closing Date has not occurred, Xionics shall immediately relinquish control of the Company to Sellers, and Xionics shall have no liability of any kind or nature in connection with its interim control of the Company, and Sellers and/or Company shall be fully liable in all respects for all matters arising in connection therewith.

12.11 NON-DISCLOSURE; PUBLICITY. Each party agrees that it will not without the prior written consent of the other party disclose publicly or to any third party the terms and conditions of the Letter of Intent dated July 24, 1997 between Company and XDT, this Agreement or the subsequent negotiations between the parties, except to the extent required by law. After the Closing Date, Xionics shall have the right to disclose any information it deems appropriate in connection with its announcement of this Agreement. At any time prior to or after the Closing Date, Xionics shall have the right to announce all information required to be announced by it in connection with its compliance with all Federal laws applicable.

12.12 HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13 FURTHER ASSURANCES. At any time and from time to time, including after Closing, each party hereto, without further consideration, shall cooperate, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement and to transfer the Shares.

12.14 SURVIVAL. The provisions of Sections I, 5.3(d), 6.1(h), 8.2, X, 12.10,
12.11 shall survive the termination of this Agreement. The provisions of Sections I, II, III, V, VI, X, XI, and XII shall survive the Closing Date (and if any referenced section specifies a limited survival period, such limited survival period for such referenced section shall apply).

12.15 SIMULTANEOUS DELIVERY. All document and instruments to be delivered on the Closing Date shall be regarded as having been delivered simultaneously, and no document or instrument shall be regarded as having been delivered until all Closing documents and instruments have been delivered.

      IN WITNESS WHEREOF, XIONICS and SELLERS have executed this Agreement as of the day and year first above written.


XIONICS, INC.                              XIONICS DOCUMENT TECHNOLOGIES, INC.


By: /s/ Gary Ambrosino                     By: /s/ Peter J. Simone
   ------------------------------          --------------------------------
                                           Peter Simone
Name: Gary Ambrosino                       President
Title:  Vice President

SEAPORT IMAGING


By: /s/ Larry Krummel

Name: Larry Krummel

Title: President



SELLERS



By: /s/ Larry Krummel                               By: /s/ Sarah Krummel
    -------------------------------                 ---------------------------
Name: Larry Krummel                                 Name: Sarah Krummel




By: /s/ Gaymond Schultz                             By: /s/ Suzanne Krummel
    -------------------------------                 ---------------------------
Name: Gaymond Schultz                               Name: Suzanne Krummel




By: /s/ William R. Zech
    -------------------------------
Name: William R. Zech
    -------------------------------

                               EXHIBITS REFERENCES

Exhibit         Description
-------         -----------

Exhibit A       List of Shareholders/# of shares owned/rights to acquire stock
Exhibit B       June 30, 1997 Balance Sheet
Exhibit C       Note and Guaranty
Exhibit D       Employees/Retained Employees
Exhibit E       Retained Contracts/consent requirements
Exhibit F       Intellectual property
Exhibit G       Transactions with Associated Persons
Exhibit H       Litigation/Liabilities
Exhibit I       Address of Sellers and Wire Transfer Instructions
Exhibit J       Contracts and/or commitments entered into since June 30, 1997
Exhibit K       Form of noncompetition and confidentiality agreement
Exhibit L       Form of Legal Opinion
Exhibit M       Plans or Agreements subject to ERISA